XPEL Reports Revenue Growth of 19.0%, Net Income growth of 32.1% in Second Quarter 2020

San Antonio, TX – August 12, 2020 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announced results for the second quarter and first six months ended June 30, 2020.
Second Quarter 2020 Highlights:
•Revenues increased 19.0% to $35.8 million compared to second quarter 2019
•Net income grew 32.1% to $4.0 million, or $0.14 per basic and diluted share, compared to $3.0 million, or $0.11 per basic and diluted share, in the same quarter of 2019
•EBITDA grew 29.2% to $5.7 million, or 15.8% of revenues compared to $4.4 million in second quarter 20191
First Six Months Highlights
•Revenues increased 17.1% to $64.2 million compared to the prior year period
•Net income increased 14.7% to $5.6 million, or $0.20 per basic and diluted share, compared to $4.9 million, or $0.18 per basic and diluted share, in the same period of 2019
•EBITDA grew 14.0% to $8.2 million, or 12.8% of revenues, as compared to $7.2 million in the same prior year period1

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We're very pleased to have achieved strong second quarter results even as the world continued to contend with the impact of the COVID-19 pandemic. As we moved through the quarter, following early lockdown-related declines, we saw incredible top line resilience, led by the United States and China, which culminated in an all-time record revenue month in June. Early in the quarter, our team took swift action to manage through the crisis. These actions, along with this top line recovery, drove substantial net income growth and record operating cash flow while avoiding any layoffs or furloughs. While the economy continues to face uncertainty related to future COVID-19 impacts, we are cautiously optimistic that our second quarter momentum will continue as we move through the rest of the year.”
For the Quarter Ended June 30, 2020:
Revenues. Revenues increased approximately $5.7 million or 19% to $35.8 million as compared to $30.1 million in the prior year.

Gross Margin. Gross margin was 32.8% compared to 35.3% in the second quarter of 2019.
Expenses. Operating expenses decreased slightly to $6.6 million, or 18.4% of sales, compared to $6.7 million or 22.1% of sales in the prior year period.

Net income. Net income was $4.0 million, or $0.14 per basic and diluted share versus net income of $3.0 million, or $0.11 per basic and diluted share in the second quarter of 2019.

1 See reconciliation of non-GAAP financial measures below

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $5.7 million, or 15.8% of sales, as compared to $4.4 million in the prior year1.
For the Six Months Ended June 30, 2020:

Revenues. Revenues increased approximately $9.4 million or 17.1% to $64.2 million as compared to $54.8 million in the same period of the prior year.

Gross Margin. Gross margin was largely consistent at 34.3% compared to the first six months of 2019.
Expenses. Operating expenses increased to $14.4 million, and remained consistent at 22.5% of sales, compared to $12.3 million in the same prior year period.

Foreign Currency Exchange. Foreign Currency Exchange loss increased to $0.4 million in the six month period compared to $0.02 million in the same prior period.

Net income. Net income was $5.6 million, or $0.20 per basic and diluted share versus net income of $4.9 million, or $0.18 per basic and diluted share in the first half of 2019.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $8.2 million, or 12.8% of sales, as compared to $7.2 million in the same prior year period1.

1 See reconciliation of non-GAAP financial measures below

As of June 30, 2020, XPEL had cash and cash equivalents of $25.8 million compared to $11.5 million at December 31, 2019.

Conference Call Information

The Company will host a conference call and webcast today, Wednesday, August 12, 2020 at 11:00 a.m. Eastern Time to discuss the Company’s results for the second quarter of 2020.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 407-8033 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8033.

A replay of the teleconference will be available until September 11, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 35824.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Product revenue	$30,961,996	$25,425,489	$54,711,913	$46,480,212
Service revenue	4,843,862	4,668,665	9,482,408	8,339,388
Total revenue	35,805,858	30,094,154	64,194,321	54,819,600

Cost of Sales
Cost of product sales	22,556,696	18,551,030	39,318,109	34,239,063
Cost of service	1,510,085	917,111	2,840,247	1,804,444
Total cost of sales	24,066,781	19,468,141	42,158,356	36,043,507
Gross Margin	11,739,077	10,626,013	22,035,965	18,776,093

Operating Expenses
Sales and marketing	1,919,529	2,064,836	4,662,778	3,663,942
General and administrative	4,679,092	4,589,906	9,748,863	8,667,857
Total operating expenses	6,598,621	6,654,742	14,411,641	12,331,799

Operating Income	5,140,456	3,971,271	7,624,324	6,444,294

Interest expense	74,554	29,074	105,112	57,780
Foreign currency exchange loss (gain)	4,141	(3,518)	419,718	14,908

Income before income taxes	5,061,761	3,945,715	7,099,494	6,371,606
Income tax expense	1,088,071	938,405	1,514,450	1,504,293
Net income	3,973,690	3,007,310	5,585,044	4,867,313
Income attributed to non-controlling interest	—	1,293	—	2,709
Net income attributable to stockholders of the Company	$3,973,690	$3,006,017	$5,585,044	$4,864,604

Earnings per share attributable stockholders of the Company
Basic and diluted	$0.14	$0.11	$0.20	$0.18
Weighted Average Number of Common Shares
Basic and diluted	27,612,597	27,612,597	27,612,597	27,612,597

XPEL Inc.
Condensed Consolidated Balance Sheets

	(Unaudited)	(Audited)
	June 30, 2020	December 31, 2019
Assets
Current
Cash and cash equivalents	$25,795,909	$11,500,973
Accounts receivable, net	7,215,230	7,154,084
Inventory, net	14,706,582	15,141,153
Prepaid expenses and other current assets	2,103,656	2,391,340
Income tax receivable	—	93,150
Total current assets	49,821,377	36,280,700
Property and equipment, net	4,549,533	4,014,653
Right-of-Use lease assets	5,260,732	5,079,110
Intangible assets, net	4,586,343	3,820,460
Other assets	457,020	—
Goodwill	3,497,883	2,406,512
Total assets	$68,172,888	$51,601,435
Liabilities
Current
Current portion of notes payable	$2,543,301	$462,226
Current portion lease liabilities	1,321,116	1,126,701
Accounts payable and accrued liabilities	13,787,059	10,197,353
Income tax payable	1,456,136	—
Total current liabilities	19,107,612	11,786,280
Deferred tax liability, net	844,928	604,715
Non-current portion of lease liabilities	4,001,669	4,009,949
Non-current portion of notes payable	4,819,237	307,281
Total liabilities	28,773,446	16,708,225
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	10,412,471	11,348,163
Accumulated other comprehensive loss	(1,220,564)	(908,764)
Retained earnings	30,179,922	24,594,878
	39,399,442	35,061,890
Non-controlling interest	—	(168,680)
Total stockholders’ equity	39,399,442	34,893,210
Total liabilities and stockholders’ equity	$68,172,888	$51,601,435

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income	$3,973,690	$3,007,310	$5,585,044	$4,867,313
Interest	74,554	29,074	105,112	57,780
Taxes	1,088,071	938,405	1,514,450	1,504,293
Depreciation	293,860	220,270	564,177	421,088
Amortization	232,225	186,824	466,121	371,372
EBITDA	$5,662,400	$4,381,883	$8,234,904	$7,221,846